press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	July 25, 2008		716-687-4225

MOOG’S THIRD QUARTER EPS INCREASED 22%

Moog Inc. (NYSE: MOG.A and MOG.B) announced today third quarter earnings of $31.1 million, or $.72 per share, an increase of 22% over $.59 per share a year ago. On a year-to-date basis, Moog’s earnings per share were $2.02, up 17% from $1.72 in the year previous.

Sales for the quarter of $497 million were up 23% from $404 million last year. Sales year-to-date of $1.412 billion were also up 23%.

Aircraft sales in the quarter of $175 million were up 17%. The increase was all in military aircraft. Sales were up on the F-35 Joint Strike Fighter and the V-22 Tilt Rotor. Military aftermarket sales at $33 million were up 32% from a year ago.

Commercial aircraft sales in the quarter were almost the same as a year ago. Increased sales on business jets offset reduced sales on the Boeing 7-series including the 787 and a 6% reduction in aftermarket revenue.

Space and Defense sales of $63 million were up 33%. Growth in the core business came in the Constellation program. Constellation will develop the systems to replace the Space Shuttle. The recent QuickSet acquisition provided strong sales in Homeland Security and in Driver Vision Enhancer systems for MRAP vehicles. The acquisition of CSA Engineering added $2.4 million in sales in the quarter.

Industrial Segment sales were very strong at $143 million, an increase of 28% from a year ago. Sales were up in almost every major product line with the biggest increase in the motion simulator business. Sales of electric motion bases to CAE and Flight Safety generated a 92% increase to a total of $21 million. Sales were also up in power generation, metal-forming equipment, gauge controls for steel mills, and plastic-making machinery.

Sales in the Components Segment of $87 million were up 20% from a year ago. A major part of the increase was equipment supplied to Northrop Grumman for the Guardian system, a system designed to protect military and commercial aircraft from shoulder-fired missiles. The biggest percentage increase in this segment was in the marine market. Sales of $12 million were up 28%. The Company’s products are used by a broad range of customers involved in offshore oil exploration and production.

The Company’s Medical Devices segment had sales of $28 million, up 27% from a year ago. Most of the increase was in sales of administration sets that are used in conjunction with the installed base of intravenous and enteral pumps.

The current backlog of $898 million was up 23% from the same quarter a year ago.

The Company revised its guidance for the year ending September ’08. Sales are now forecast at $1.887 billion with net earnings of $119 million and earnings per share of $2.75.

The Company also provided its initial projection for fiscal ’09. Sales are forecasted in the range of $2.095 billion to $2.125 billon, net earnings in the range of $134 million to $140 million and earnings per share between $3.08 and $3.20. Growth in EPS would, therefore, range between 12% and 16%.

“Our Company is experiencing remarkable sales growth in every segment”, said R. T. Brady, Chairman and CEO. “A very strong earnings performance in our Industrial Systems and Components Segments are providing continued earnings growth while our Aircraft Group is investing heavily in the development of new airplane programs. Once again, the diversity and balance in our product portfolio is the key to consistent growth in earnings per share.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses for which we are not indemnified, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities, (xx) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xxi) the possibility that litigation may result unfavorably to us, (xxii) our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology, (xxiii) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations and (xxiv) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

MOOG INC. CONSOLIDATED STATEMENTS OF EARNINGS (dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Net sales	$496,575	$403,789	$1,411,820	$1,144,684
Cost of sales	338,084	261,922	956,064	753,646
Gross profit	158,491	141,867	455,756	391,038

Research and development	30,518	28,299	80,686	76,192
Selling, general and administrative	75,413	68,566	219,634	186,061
Interest	9,121	8,348	28,056	20,415
Other	(729)	909	(1,746)	985
	114,323	106,122	326,630	283,653

Earnings before income taxes	44,168	35,745	129,126	107,385

Income taxes	13,057	10,169	41,712	33,258

Net earnings	$31,111	$25,576	$87,414	$74,127

Net earnings per share
Basic	$.73	$.60	$2.05	$1.75
Diluted	$.72	$.59	$2.02	$1.72

Average common shares outstanding
Basic	42,646,335	42,476,094	42,577,639	42,405,088
Diluted	43,248,903	43,225,110	43,249,953	43,114,907

MOOG INC. CONSOLIDATED SALES AND OPERATING PROFIT (dollars in thousands)

	Three Months Ended		Nine Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net Sales
Aircraft Controls	$175,384	$149,801	$496,581	$426,294
Space and Defense Controls	63,456	47,835	190,889	138,700
Industrial Systems	142,854	111,694	395,763	324,757
Components	87,276	72,764	251,104	210,514
Medical Devices	27,605	21,695	77,483	44,419
Net sales	$496,575	$403,789	$1,411,820	$1,144,684

Operating Profit and Margins
Aircraft Controls	$12,187	$15,825	$41,530	$43,705
	6.9%	10.6%	8.4%	10.3%
Space and Defense Controls	7,455	6,163	23,298	18,663
	11.7%	12.9%	12.2%	13.5%
Industrial Systems	20,582	15,395	56,759	43,673
	14.4%	13.8%	14.3%	13.4%
Components	15,151	10,877	44,571	33,831
	17.4%	14.9%	17.8%	16.1%
Medical Devices	2,978	829	6,914	4,112
	10.8%	3.8%	8.9%	9.3%
Total operating profit	58,353	49,089	173,072	143,984
	11.8%	12.2%	12.3%	12.6%

Deductions from Operating Profit
Interest expense	9,121	8,348	28,056	20,415
Equity-based compensation expense	1,384	530	3,694	2,730
Corporate expenses and other	3,680	4,466	12,196	13,454
Earnings before Income Taxes	$44,168	$35,745	$129,126	$107,385

MOOG INC. CONSOLIDATED BALANCE SHEETS (dollars in thousands)

	June 28, 2008	September 29, 2007

Cash	$85,092	$83,856
Receivables	523,767	431,978
Inventories	415,963	359,250
Other current assets	72,733	61,767
Total current assets	1,097,555	936,851
Property, plant and equipment	426,014	386,813
Goodwill and intangible assets	645,633	620,349
Other non-current assets	69,584	62,166
Total assets	$2,238,786	$2,006,179

Notes payable	$4,683	$3,354
Current installments of long-term debt	1,967	2,537
Contract loss reserves	16,844	12,362
Other current liabilities	357,926	301,975
Total current liabilities	381,420	320,228
Long-term debt	682,348	611,633
Other long-term liabilities	212,205	197,106
Total liabilities	1,275,973	1,128,967
Shareholders' equity	962,813	877,212
Total liabilities and shareholders' equity	$2,238,786	$2,006,179